RAVEN INDUSTRIES, Inc.
RESTRICTED STOCK UNIT Agreement
(Performance Based Vesting)
(Fiscal 2013-2015 Awards)

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) made effective as of April 2, 2012, is by and between Raven Industries, Inc., a South Dakota corporation (the “Company”), and ______________________ (the “Employee”).

BACKGROUND

A.     The Company has adopted the Raven Industries, Inc. 2010 Stock Incentive Plan, as amended and restated in 2012 (the “Plan”), to increase shareholder value and to advance the interests of the Company by furnishing a variety of economic incentives designed to attract, retain and motivate employees.

A.The Personnel & Compensation Committee of the Board of Directors of the Company (the “Committee”) believes that entering into this Agreement with Employee is consistent with the stated purposes for which the Plan was adopted.

B.The Company desires to grant restricted stock units to the Employee, and the Employee desires to accept such restricted stock units, on the terms and conditions set forth herein and in the Plan.

C.The restricted stock units granted pursuant to this Agreement shall vest based on the attainment of performance goals related to the Company's average return on sales and continued employment of the Employee during a three-year period after the effective date of this Agreement.

D.The terms of this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as a “short-term deferral” of compensation. Code Section 409A and the Treasury Regulations issued thereunder are referred to in this Agreement as “Section 409A.”

AGREEMENT

NOW, THEREFORE, it is agreed as follows:

1.Grant of Performance Based Restricted Stock Units. Subject to the terms and provisions of this Agreement and the Plan, the Company hereby grants to Employee an award of restricted stock units (the “Units”) with a Target Award as set forth in Exhibit A. The number of Units which may finally vest, and the number of shares that may be paid out pursuant to this award, (i) is contingent upon the Company achieving the performance objectives set forth in Exhibit A; and (ii) is subject to the other terms and conditions and contingencies set forth in such Exhibit and in the Plan. The Company shall establish a bookkeeping account for the Employee (the “Unit Account”) and shall credit the Units identified in this Section 1 to the Unit Account.

2.Dividend Equivalents. The Employee will be credited with the Dividend Equivalents (as that term is defined in the Plan) on the Units which vest pursuant to Section 3, in an amount equal to the dividends that would have been paid on the equivalent number of shares of common stock during the three-year performance period. The Dividend Equivalents shall be credited in the form of additional Units prior to settlement pursuant to Section 4.

3.Vesting and Forfeiture of Units.

a)
Generally. Except as set forth in this Section 3, the Employee shall vest in a number of Units based on the attainment of the performance goals described in Exhibit A as of the third anniversary of the effective date this Agreement (the “Vesting Date”), provided that the Employee remains continuously employed by the Company through the Vesting Date. The Performance Period is the date beginning on the effective date of this Agreement, and ending on the third anniversary of the effective date. Except as specifically provided in this Section 3, no Units will vest prior to the Vesting Date. The Units which do not vest at the end of the Performance Period will be immediately forfeited. In the event of the Employee's termination of employment with the Company, other than for Retirement (as defined below), termination of employment by the Company without Cause (as defined below), Change in Control (as defined below), or the death of the Employee, the Employee will forfeit to the Company all Units granted under this Agreement.

b)
Retirement; Termination Without Cause. In the event of (i) the termination of the employment of Employee by the Company without Cause (as defined below), or (ii) the Retirement of the Employee (as defined below), before the Vesting Date, the Employee will vest upon the Vesting Date in a number of Units determined by multiplying the number of Units which would have vested had the Employee been employed upon the Vesting Date by a fraction, the numerator of which is the number of complete months between the Effective Date and the date of the Employee's termination without Cause or Retirement, and the denominator of which is thirty six (36).

i.
For purposes of this Agreement, “Retirement” means voluntarily terminating employment with the Company at least one year after the effective date of this Agreement, on the first day of any month at a time when the sum of the Employee's age and years of service with the Company equals or exceeds eighty (80).

ii.
For purposes of this Agreement, “Cause” shall mean termination of the Employee by the Company for any of the following reasons: (1) failure to perform (for reasons other than disability) the duties assigned or appropriate to the Employee's position with the Company; (2) willful misconduct that materially injures or causes a material loss to the Company, by way of example and not limitation, embezzlement, appropriation of corporate opportunity, conversion of tangible or intangible corporate property or the making of agreements with third parties in which Employee or anyone related to or associated with him has a direct or indirect interest; or (3) the determination by the Company in good faith that Employee has violated the Confidentiality or Non-Competition provisions of any Senior Executive Employment Agreement or Employment Agreement for Senior Management signed by the Employee.

c)
Change in Control. In the event that a Change in Control of the Company, as defined in the Plan, occurs during the Performance Period, the Employee shall become 100% vested in an amount of Restricted Stock Units equal to the Target Award.

d)
Death During Term. In the event the Employee dies before the Vesting Date, the Employee shall immediately vest in a number of Units equal to the Target Award, multiplied by a fraction, the numerator of which is the number of complete months between the Effective Date and the date of the Employee's death, and the denominator of which is thirty six (36). The Employee will vest in the Dividend Equivalents which correspond to the Units which vest pursuant to this paragraph. Units vested pursuant to this paragraph shall be paid to the estate of the Employee as soon as reasonably practicable following the Employee's death, but no later than the later of the calendar year in which occurs the Employee's death, or, if later, two and one-half months after the Employee's death.

4.    Form and Timing of Payment. As soon as administratively practicable following the Vesting Date identified in Section 3, but no later than thirty days (30) thereafter, the Company shall pay to the Employee one share of the Company's common stock for each vested Unit granted under this Agreement, including Units credited for Dividend Equivalents pursuant to Section 2. Fractional Units shall be rounded to the nearest whole Unit. In the event of a Change in Control, settlement shall occur as soon as reasonably practicable following the Change in Control, but no later than the later of the calendar year in which occurs the Change in Control, or, if later, two and one-half months after the Change in Control. Except as specifically permitted under Section 409A, neither the Company (or the Board of Directors) nor Employee (or any Beneficiary) shall have the right to have any of the shares delivered before or after the time they are otherwise scheduled to be delivered under this Agreement.

5.    No Right to Continuation of Employment or Corporate Assets. Nothing contained in this Agreement shall be deemed to grant Employee any right to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation, nor shall this Agreement be construed as giving Employee, Employee's beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

6.    Withholding of Tax. To the extent that the receipt of Units or common stock, or the lapse of any restrictions thereon, results in income to Employee for federal or state income tax purposes, Employee shall pay the applicable withholding tax, which may be paid by any method permitted under the Plan.

7.    No Assignment of Units or Rights to Shares. Neither Employee nor any Beneficiary shall have any right to assign, pledge or otherwise transfer any Units or any right to receive shares under this Agreement, except to the limited extent permitted under the Plan. No creditor of Employee (or of any Beneficiary) shall have any right to garnish or otherwise attach any Units or any right to receive shares under this Agreement. In the event of any attempted assignment, pledge or other transfer, or attempted garnishment or attachment by a creditor, the Company shall have no further liability under this Agreement.

8.    Rights of Employee. Employee shall not have any of the rights of a shareholder with respect to the Units.

9.    Grant Subject to Shareholder Approval of Restatement of the Plan. The Company's Board of Directors has approved the amendment and restatement of the Plan that includes, without limitation, expanding the type of incentives that may be granted under the Plan to include restricted stock units (the “Plan Amendment”). The Company intends to submit a proposal (the “Proposal”) to its shareholders at its 2012 annual shareholders meeting (the “Annual Meeting”) to approve the Plan Amendment. Notwithstanding any provision to the contrary contained in this Agreement, the Company's grant of the Units hereunder is subject in all respects to receipt of shareholder approval for the Proposal at the Annual Meeting or any adjournment thereof. In the event the Proposal is not approved by the Company's shareholders at the Annual Meeting or any adjournment thereof, the grant of Units pursuant to this Agreement shall be null and void and this Agreement shall have no further force or effect.

10.    Forfeiture Remedy in the Event of Restatement of Financial Statements (Applicable Only to Officers). If any of the Company's financial statements during the period of this Agreement are subsequently required to be restated due to material noncompliance with any financial reporting requirement under applicable securities laws, then the Board of Directors of the Company (the “Board”) may, in its sole discretion, require forfeiture or repayment of the compensation received by Employee under this Agreement within the three year period preceding the date of the restatement, that the Board determines would not have been received had the financial statements been initially filed as restated. The Board may effect this remedy (a) through forfeiture or cancellation of the Units that the Board determines would not have been granted to Employee if the financial statements had been initially filed as restated, (b) by seeking repayment from Employee in cash of the value of such Shares at the time of the Board's determination, (c) by seeking repayment of the gross amount realized by Employee upon sale of common stock paid upon vesting of such Units, or (d) by any other means deemed appropriate by the Board, in its sole discretion. In the event the Company adopts a policy that requires its executive officers to forfeit or repay compensation in the event of a restatement of the financial statements, Employee agrees that such policy shall apply to this award and shall be incorporated into this Agreement.

11.    The Plan; Administration. The Units are granted pursuant to the Plan (including without limitation Section 8 thereof) and is governed by the terms thereof, which are incorporated herein by reference. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and to this Agreement shall be final and binding upon Employee. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall govern and control. By the execution of this Agreement, Employee acknowledges receipt of a copy of the Plan.

12.    Further Assurances. Each party hereto agrees to execute such further papers, agreements, assignments or documents of title as may be necessary or desirable to affect the purposes of this Agreement and carry out its provisions.

13.    Governing Law. This Agreement, in its interpretation and effect, shall be governed by the laws of the State of South Dakota applicable to contracts executed and to be performed therein.

14.    Entire Agreement; Amendments. This Agreement and the Plan embody the entire agreement made between the parties hereto with respect to the matters covered herein and shall not be modified except by a writing signed by the party to be charged.

15.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same agreement.

Signature page follows

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.

RAVEN INDUSTRIES, Inc.

By:
Name:
Title:

EMPLOYEE

Exhibit A
to
Restricted Stock Unit Agreement
(Fiscal 2013-2015 Awards)

Additional Terms and Conditions of Performance Shares

	Threshold Award	Target Award*	Maximum Award

Number of Units to vest, subject to the terms of the Agreement:	[#]	[#]	[#]
___________________
* Assumes the Company achieves the Target Average Return on Sales (as defined below).

1.
For purposes of this Exhibit A, the levels of “Threshold Average Return on Sales,” “Target Average Return on Sales,” and “Maximum Average Return on Sales” for fiscal 2013 through 2015, will be established by the Committee not later than ninety (90) days after the beginning of fiscal 2013 and communicated to Employee.

2.	Vesting of Units is contingent upon:

a.	Employee remaining an employee of the Company continuously during all periods prior to the Vesting Date, subject to certain exceptions specified in the Agreement; and

b.	the Company's average return on sales over fiscal 2013 through 2015, determined as described herein, equaling or exceeding the Threshold Average Return on Sales.

3.
If both of these contingencies are satisfied, Employee shall be entitled to receive a percentage of the “Target Award” amount set forth above, based on the average return on sales for the period from fiscal 2013 through 2015.

a.	The Threshold Award will vest if the average return on sales is equal to the Threshold Average Return on Sales.

b.	The Target Award will vest if the average return on sales is equal to the Target Average Return on Sales.

c.	The Maximum Award will vest if the average return on sales is equal to or greater than Maximum Average Return on Sales.

d.
If the average return on sales falls between the Threshold Average Return on Sales and the Maximum Average Return on Sales, the Units that vest will be determined by interpolating on a straight line basis the number of shares payable pursuant to the Threshold Award and the Maximum Award.

e.	The Employee may not receive more than the Maximum Award. The number of Units that vest shall be determined by rounding the amount determined under this paragraph to the nearest whole number of Units.

4.
The average return on sales for fiscal 2013 through 2015 will be determined by the Committee based upon the Annual Reports on Form 10-K for fiscal years 2013, 2014 and 2015, subject to any adjustments for nonrecurring events that the Committee may determine in its sole discretion are appropriate. Following the Committee's determination of the return on sales for each fiscal year subject to the Agreement, the Company shall deliver written notice of the average return on sales to Employee (unless Employee is no longer an employee of the Company). No partial issuance of Units shall be made if the return on sales goal is achieved in any one or more fiscal years but the Threshold Average Return on Sales is not achieved for the entire three year period.